Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dan Keeney, APR
DPK Public Relations
832-467-2904
dan@dpkpr.com

ERHC Energy Inc. Provides Guidance to Previously Announced Rights Offering

HOUSTON, January 16, 2013 – ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in Sub-Saharan Africa, today provided continuing guidance related to participating in the Company’s ongoing rights offering. In late December, ERHC distributed on a pro rata basis one non-transferable subscription right for every three shares of common stock owned. Shareholders as of the close of business December 17, 2012 are eligible to receive subscription rights, each of which entitles the holder to purchase one share of the Company’s common stock at a subscription price equal to $0.075 per share.

The Company plans to apply the funds to specific exploration and development activities in the Republics of Chad and Kenya, as well as for general corporate purposes and working capital needs.

The rights offering is being made only by means of the Prospectus Supplement filed by the Company with the SEC on December 27, 2012,

Shareholders who hold their shares directly should have recently received the Prospectus Supplement, together with a letter from the Company describing the rights offering, a Shareholder Subscription Rights Agreement, instructions for how to complete the shareholder subscription rights agreement, and IRS Form W-9.  Those wishing to exercise their rights should review all materials, properly complete and execute the shareholder subscription rights agreement and deliver it and payment in full to the subscription agent:

Corporate Stock Transfer, Inc.
Attn: Operations Department
3200 Cherry Creek South Drive, Suite 430
Denver, Colorado 80209

Shareholders whose shares are held in street name through a brokerage account, bank or other nominee, will not receive the materials described above and must instruct their broker, bank, or nominee whether or not to exercise subscription rights on their behalf. Those wishing to obtain a separate shareholder subscription rights agreement should promptly contact their broker, bank, or other nominee with that request, although it is not necessary to have a physical shareholder subscription rights agreement to elect to exercise rights if shares are held in street name.

Shareholders who wish to exercise subscription rights but will be unable to deliver the shareholder subscription rights agreement prior to the expiration date can deliver a Notice of Guaranteed Delivery in accordance with the directions in the prospectus supplement.

5444 Westheimer Road, Suite 1440 ▪ Houston, Texas 77056 ▪ Tel:  (713)-626-4700 ▪ Fax: (713)-626-4704 ▪ www.erhc.com

Shareholders who fully exercise their basic subscription rights are eligible to over-subscribe to purchase shares of ERHC common stock offered in the rights offering that are not purchased by other rights holders pursuant to their basic subscription privilege. Those wishing to exercise their over-subscription privilege must specify the number of additional shares they wish to purchase, which may be up to the maximum number of shares of common stock offered in the rights offering, less the number of shares purchased under the shareholder’s basic subscription privilege. If there are not enough shares of common stock to satisfy all subscriptions pursuant to the exercise of the over-subscription privilege, we will allocate the shares that are available for purchase under the over-subscription privilege on a pro rata basis among those rights holders who exercise their over-subscription privilege.

The rights offering is scheduled to terminate at 5:00 p.m., central time, on January 31, 2013, unless extended. Holders of rights will need to exercise their subscription rights prior to that time and date.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of the Company’s common stock, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Those with questions can direct them to the subscription agent, Corporate Stock Transfer, 303-282-4800, or to Dan Keeney, ERHC Investor Relations, 214-432-7556, or e-mail dan@dpkpr.com. A copy of the Prospectus Supplement may be obtained from the subscription agent, Corporate Stock Transfer, Inc. (Attn: Operations Department), 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209.

About ERHC Energy

ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in Africa and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

5444 Westheimer Road, Suite 1440 ▪ Houston, Texas 77056 ▪ Tel:  (713)-626-4700 ▪ Fax: (713)-626-4704 ▪ www.erhc.com

Cautionary Statement

This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders’ meetings as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied.  A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in Kenya, Chad, the JDZ and the Exclusive Economic Zone of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.

5444 Westheimer Road, Suite 1440 ▪ Houston, Texas 77056 ▪ Tel:  (713)-626-4700 ▪ Fax: (713)-626-4704 ▪ www.erhc.com